Exhibit 10.3

August 14, 2025

[ ____________]

By electronic email

Re: Retention Bonus

Dear [___________ ]:

We consider your continued service and dedication to Modivcare Solutions LLC (collectively with its subsidiaries and affiliates and any successors thereto, “Modivcare”) essential to our business. To encourage you to remain employed with Modivcare and to address any concerns about your job security, we are pleased to offer you a retention bonus of $[ ___________] (the “Retention Bonus”), upon the terms and conditions set forth in this letter agreement (this “Retention Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

In order to be eligible to receive the Retention Bonus, you must sign and return this Retention Agreement to me by [ _________] acknowledging your agreement to the terms specified in this Retention Agreement. If you accept this offer, then as soon as administratively practicable following such return date, we will advance and prepay to you the full amount of the Retention Bonus in cash, less all applicable withholdings and deductions required by law, subject to your agreement to repay the Net After-Tax Value (as defined in Exhibit A) of the Retention Bonus if it is not earned pursuant to the terms and conditions set forth below.

Except as otherwise provided in this Retention Agreement, in order to earn the Retention Bonus, the following eligibility criteria must be satisfied on July 31, 2026 (the “Vesting Date”):

1.	Your performance has been satisfactory, as determined in Modivcare’s sole discretion, from the date of this Retention Agreement through the Vesting Date.

2.

You are actively employed by Modivcare on the Vesting Date. For complete clarity, this means you must be actively employed (meaning employment has not been terminated by either party) with Modivcare on the Vesting Date to earn the Retention Bonus.

3.	You have not given notice of your intent to resign from employment on or before the Vesting Date.

4.

You have not disclosed or discussed the existence or contents of this Retention Agreement with any person, including but not limited to, fellow Modivcare employees and former Modivcare employees, except that you may reveal the terms to immediate family members, attorney(s), your accountant and financial advisor, each of whom should be instructed to maintain confidentiality (provided, however, that you may make any disclosures required by applicable law).

Notwithstanding the foregoing, subject to the other terms and conditions set forth in this paragraph, you will also earn the Retention Bonus, and will not have to repay the Net After-Tax Value, if your employment is terminated by Modivcare without Cause (as defined in Exhibit A), or by reason of death or Disability (as defined in Exhibit A), on or prior to the Vesting Date, subject to (except in the case of death) your execution, delivery and non-revocation of a general release of claims (in the form to be provided by Modivcare) within 60 days following the termination of your employment; provided that if you fail to return the release or you revoke the release within the applicable revocation period, you will not have earned the Retention Bonus and will be required to promptly repay the Net After-Tax Value of the Retention Bonus.

If at any time prior to the Vesting Date, your employment is terminated by Modivcare for Cause or you voluntarily resign for any reason, you will not earn the Retention Bonus and you will be required to promptly repay the Net After-Tax Value of the Retention Bonus. Modivcare has the sole authority and discretion to determine whether any termination for Cause has occurred, and such determination will be final and binding.

If you are required to repay the Net After-Tax Value of the Retention Bonus under this Retention Agreement, Modivcare may offset and reduce any other compensation owed to you, such as unpaid wages, unreimbursed business expenses and deferred compensation payments, by the amount of the Net After-Tax Value you are required to repay. However, no compensation will be reduced if doing so would violate applicable law, or would result in penalty taxes under Section 409A (as defined below). Modivcare reserves all other rights and remedies available to recoup the Net After-Tax Value of the Retention Bonus advanced under this Retention Agreement, including the right to file a legal claim in court.

You acknowledge and agree that your employment remains at-will, meaning that you and Modivcare may terminate the employment relationship with you at any time, with or without Cause, and with or without notice.

This Retention Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) and shall be construed and administered in accordance with such intent.

This Retention Agreement contains all of the understandings and representations between Modivcare and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect thereto; provided, however, that this Retention Agreement shall not supersede any other agreements between Modivcare and you, and specifically, your offer letter and any restrictive covenants shall remain in full force and effect.

This Retention Agreement may not be amended or modified unless in writing signed by the General Counsel of Modivcare.

This Retention Agreement and all related documents, and all matters arising out of or relating to this Retention Agreement, whether sounding in contract, tort, statutes or otherwise, are governed by, and construed in accordance with the laws of Colorado without regard to conflicts-of-law principles.

The remainder of this page is intentionally blank. Signature page follows.

Please sign and date this Retention Agreement and return the signed copy to the undersigned by August 15, 2025.

We look forward to your continued employment with us.

Sincerely,

Name:
Title:

Accepted and agreed:

[ ________]

Date:

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EXHIBIT A

Definitions

1.	“Cause” means the following, as determined by Modivcare in its sole discretion:

a.	you commit fraud or theft against Modivcare, or are convicted of, or plead guilty or nolo contendere to, either a felony, or any crime involving fraud or moral turpitude;
b.

in carrying out your duties, you engage in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in material financial or reputational harm to Modivcare. Your action or inaction shall not be considered “willful” unless so done or omitted intentionally and without your reasonable belief that your action or inaction was in the best interests of Modivcare, and shall not include failure to act by reason of total or partial incapacity due to your physical or mental illness;

c.

you materially breach any provision of any employment agreement with Modivcare (including but not limited to any applicable restrictive covenants) or breach any fiduciary duty or duty of loyalty owed to Modivcare or its shareholders;

d.

you engage in any wrongful or questionable conduct which does or which is reasonable likely to bring Modivcare into public disgrace or embarrassment, or which is reasonable likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, Modivcare;

e.

you repeatedly neglect or refuse to perform your duties or responsibilities as directed by Modivcare or your supervisor, or violate any express direction of any lawful rule, regulation or policy established by Modivcare or your supervisor which is consistent with the scope of your duties to Modivcare, and such failure, refusal or violation continues uncured for a period ten (10) days after written notice from Modivcare to you specifying the failure, refusal or violation and Modivcare’s intention to terminate your employment for Cause;

f.	you commit any act or omission resulting in or intended to result in direct material personal gain to you at the expense of Modivcare, or the customers or Modivcare; or
g.	you materially compromise trade secrets or other confidential and proprietary information of Modivcare.

2.

“Disability” means permanent and total disability as determined by Modivcare in accordance with uniform principles consistently applied, upon the basis of such evidence as Modivcare deems necessary and desirable. Notwithstanding the foregoing, with respect to any payment that is subject to Section 409A, no condition shall constitute a “Disability” for purposes of this Retention Agreement unless such condition also constitutes a disability as defined under Section 409A.

3.

“Net After-Tax Value” means an amount equal to (i) the Retention Bonus amount less (ii) the product of (x) the Retention Bonus amount multiplied by (y) the highest effective marginal combined federal, state and local income tax rate applicable to individual taxpayers residing in your city and state for the year in which the repayment event occurs.

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